REPAYMENT OF NOTE OBLIGATIONS
AND RELEASE OF SECURITY INTEREST
THIS REPAYMENT AND RELEASE AGREEMENT (the “Agreement”) is made and entered into effective the latest signature date set forth below by and among Jonathan S. Miner and Pamela J. Miner (collectively, the “Holders”), Digitiliti, Inc., a Delaware corporation (“Digitiliti Delaware”), and Digitiliti, Inc., a Minnesota corporation (“Digitiliti Minnesota”).
WHEREAS, in 2005 Digitiliti Minnesota issued to Holder Jonathan S. Miner a Promissory Note in the original principal amount of $250,000 (the “Digitiliti North Star Note”), the purpose of which was to reimburse and pay to said Jonathan S. Miner certain sums he had borrowed from North Star Bank and subsequently advanced to Digitiliti Minnesota; and
WHEREAS, on or about 2005 Holder Pamela J. Miner lent to Digitiliti Minnesota the sum of $50,000, which loan has not been memorialized or reduced to a note or similar instrument (the “Pamela J. Miner Loan”); and
WHEREAS, Digitiliti Delaware issued to Holders a 12% Convertible Secured Note dated November 20, 2008 in the original principal amount of $250,000 (the “Convertible Note”); and
WHEREAS, pursuant to a Security Agreement effective December 3, 2008 (the “Security Agreement”) between Digitiliti Delaware and Digitiliti Minnesota (collectively, “Digitiliti”), as debtors, and Holders, as secured parties, Holders were granted a security interest in various collateral as defined in the Security Agreement (the “Collateral”) relating to Digitiliti’s business as security for repayment of the Digitiliti North Star Note and the Convertible Note; and
WHEREAS, a UCC Financing Statement (the “UCC Financing Statement”) was filed with the State of Minnesota on December 18, 2008 as file number 200814262422 in connection with Holders’ security interest in the Collateral; and
WHEREAS, the Digitiliti North Star Note, the Pamela J. Miner Note and the Convertible Note (collectively, the “Miner Notes”) have all matured and are due and payable in full at this time; and
WHEREAS, as of February 28, 2011, the total aggregate principal due on the Miner Notes is $531,540.00, and the total aggregate accrued and unpaid interest through said date is $_________; and
WHEREAS, the parties desire to take the actions described below in order to repay the Miner Notes in full and to terminate and release the Holders’ security interests in the Collateral resulting from the Security Agreement and the UCC Financing Statement.

NOW, THEREFORE, for good and valuable consideration, including the recitals set forth above, the receipt and sufficiency of which are herewith acknowledged, the parties agree as follows:
1.
Repayment of the Miner Notes. The Holders and Digitiliti agree that the Miner Notes shall be repaid in full as to all amounts owed by Digitiliti under the Miner Notes, and the Miner Notes shall thereafter be cancelled, upon completion of the following:

a.	Digitiliti shall immediately pay to Holders the sum of $184,413.65 by wire transfer.
b.
Digitiliti shall immediately pay to North Star Bank the sum of $247,126.35 in full satisfaction and settlement of the existing note between Holders and North Star Bank in the original principal sum of $250,000. Digitiliti shall provide Holders with written evidence that such note has been satisfied and paid in full and shall hold the Holders harmless from any claims based upon the same.

c.
The sum of $100,000, representing a portion of the principal balance due under the Miner Notes, shall be rolled into a secured promissory note from Digitiliti Delaware, as lender, to Holders, as holders and secured parties, as part of an existing secured convertible debt offering of Digitiliti Delaware. The secured promissory note shall be in the original principal amount of $110,000. The Holders’ participation in such offering shall be consistent with and no less favorable than the notes, security interests, warrants and other agreements given to the other participants in said offering.

d.
Digitiliti Delaware shall issue and deliver to Holders, in whatever denominations and names as Holders may indicate in writing, certain shares of common stock of Digitiliti Delaware, which shall be fully paid and non-assessable upon issuance. Said shares shall represent payment for accrued interest under the Miner Notes at the rate of $0.15 per share. The shares issued with respect to such accrued interest shall not include a “restricted legend” to the extent the underlying note or notes contain applicable conversion terms. To the extent any underlying note does not contain conversion terms, the shares issued in connection with such note may have to be held by Holders for six months (as a non-affiliate) before said Holders can register the shares as free trading shares.

e.
Digitiliti Delaware shall issue to Holders a warrant (the “Signing Warrant”) to purchase up to 200,000 shares of Digitiliti Delaware’s common stock. The Signing Warrant shall have a five year term, $0.20 per share exercise price and include a cashless exercise provision and a put right in the event of an acquisition of Digitiliti Delaware valued at the Black Scholes Value of the unexercised portion of the Warrant obtained from the “OV” function on Bloomberg determined as of the day prior to the announcement of the transaction. The Signing Warrant shall include antidilution provisions for stock splits, stock dividends and recapitalizations. The Signing Warrant is given in connection with certain claims made by Holders that they should have been paid options or warrants to purchase shares of common stock of Digitiliti Delaware in connection with previous guaranties and loans, in addition to the Miner Notes, made by Holders on behalf of Digitiliti Delaware.

f.
Holders are the holders of (i) an existing warrant to purchase 100,000 shares of common stock of Digitiliti Delaware at $0.50 per share exercisable over a five year term commencing October 16, 2008 and (ii) an existing warrant to purchase 250,000 shares of common stock of Digitiliti Delaware at $0.35 per share exercisable over a five year term commencing November 20, 2008 (collective, the “Existing Warrants”). The Existing Warrants shall be modified to reduce the exercise or strike price to $0.15 per share and to extend the term thereof to provide for exercise up to five years commencing as of the date hereof.

2.
Termination and Release of Security Interest. Upon completion of the conditions set forth in section 1 above, the Holders agree to terminate and release any security interests, rights, titles and interests they may have under the Security Agreement and the UCC-1 Financing Statement by signing the attached “Termination and Release of Security Interest,” which is attached as Exhibit A hereto.

3.
Execution. This Agreement may be executed in one or more separate counterparts, each of which when signed shall for all purposes be deemed to be an original and all of which when taken together shall constitute a valid and binding agreement. For purposes of this Agreement, facsimile or electronically transmitted signatures shall be deemed acceptable to and binding upon the parties and shall constitute delivery.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as the latest signature date set forth below.

HOLDERS:

Dated:	, 2011
Jonathan S. Miner

Dated:	, 2011
Pamela J. Miner

DIGITILITI, INC., a Delaware corporation

Dated:	, 2011
By: Ehssan Taghizadeh
Its: Chief Executive Officer

DIGITILITI, INC., a Minnesota corporation

Dated:	, 2011
By: Ehssan Taghizadeh
Its: Chief Executive Officer

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